UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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☐	Definitive Proxy Statement
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ALKERMES PLC
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On June 20, 2023, Alkermes plc (the “Company”) issued a press release in connection with the Company’s 2023 annual general meeting of shareholders. A copy of the press release can be found below:

Independent Proxy Advisory Firm ISS Recommends Alkermes Shareholders

Vote Against Sarissa Employees’ Election to Alkermes Board

Recognizes Alkermes’ Value Enhancement Plan, Board Refreshment and Business Momentum

Recommends Voting ‘FOR’ Shane Cooke and Richard Pops and All Unopposed Alkermes Nominees

ISS’ Flawed Profitability Analysis Disregards 2022 Janssen Royalties

Alkermes Board Believes Alex Denner’s Serial Nominee Sarah Schlesinger, M.D. is Not Independent of Sarissa

DUBLIN, June 20, 2023 – Alkermes plc (Nasdaq: ALKS) (the Company) today announced that independent shareholder advisory firm Institutional Shareholder Services (ISS) has recommended that shareholders vote against the employees of Sarissa Capital Management LP (together with its affiliates, Sarissa) nominated by Sarissa for election to the Alkermes board of directors (the Board) at the Company’s upcoming 2023 Annual General Meeting of Shareholders (the Annual Meeting), which is scheduled to be held on June 29, 2023. The ISS report contained several important points, including:

ISS Compliments Alkermes’ Strong Performance, Business Momentum and Board Refreshment

ISS recognized the Company’s strong performance since the announcement of its Value Enhancement Plan in December 2020 and significant Board refreshment over the course of the past four years, including four designees appointed with support of shareholders, with one director designated by Sarissa, one director designated by Elliott Management (Elliott), and two directors appointed with the support of Elliott. ISS also recognized the value that Shane Cooke and Richard Pops, current directors opposed by Sarissa, bring to the Board, and recommended that shareholders vote FOR these highly qualified candidates. ISS noted1:

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“ALKS has generated positive TSR, both in absolute terms and relative to peers and the benchmark index, in the time period that is most relevant to shareholders: since Dec. 9, 2020, the day before the company introduced its Value Enhancement Plan following which shares rallied 13.6 percent on a commitment to governance improvements, profitability targets, and a review of non-core assets.”
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“[t]he company outperformed the median of its peers over the one- and three-year periods preceding the unaffected date (Feb. 3, 2023, the last trading day before public disclosure that the dissident intended to nominate candidates for the board). ALKS has also outperformed since Dec. 9, 2020, the day before it announced its Value Enhancement Plan.”
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“The replacement of seven directors since 2019, of which two were selected by Elliott or Sarissa and two others were identified in collaboration with Elliott, has substantially refreshed the board.”
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“Contrary to the dissident's concerns about excessive R&D, it appears that ALKS has consistently spent less on R&D, as a percent of sales, than the median of its peers; R&D as a percent of sales has declined from 41.0 percent to 34.9 percent since the [Value Enhancement Plan].”

ISS’ Conclusion Is Based on its Flawed Analysis of Alkermes’ Profitability

Inexplicably, the ISS report disregarded the financial implications of the Company’s significant victory2 in its arbitration against Janssen Pharmaceutica N.V. (Janssen), a subsidiary of Johnson & Johnson, and, based in large part on flawed financial analyses, recommended that Sarah Schlesinger be appointed to the Company’s board. In its analysis of the Company’s revenue growth, expenses and profitability, ISS did not take into account the royalties due to Alkermes from Janssen related to its 2022 net sales. ISS did, however, include Janssen royalty amounts related to 2017 through 2021, further rendering its analysis misleading. In effect, the ISS report penalized the Company for Janssen’s failure to pay Alkermes royalties owed on 2022 net sales in a timely manner – even though ISS had full knowledge that Janssen had recently paid Alkermes approximately $195 million in royalties owed on such 2022 net sales.

This flawed approach resulted in conclusions that were inaccurate and did not reflect the true nature and strength of the business. Had ISS included in its analysis the 2022 Janssen royalties, the ISS report would have accurately shown that the five-year compound annual growth of the Company’s revenues outpaced its operating expenses and that, as a result of this revenue growth and the Company’s expense discipline, Alkermes would have increased its GAAP operating performance from an operating loss of $148 million in 2017 and $112 million in 2020 to an operating profit of $52 million in 2022. Including these royalties would have also made clear that, between 2019, the year before Alkermes established its Value Enhancement Plan, and 2022, Alkermes has increased its GAAP operating profit by approximately $225 million relative to an increase in revenues of $135 million over the same period.

ISS Critiqued Alex Denner’s Clear Lack of Judgment and Questionable Commitment to Shareholders; Sarah Schlesinger Is Closely Affiliated with Denner and Sarissa

ISS highlighted that Sarissa’s Alex Denner lacks judgment and questioned his commitment to putting the interests of Alkermes shareholders above his own. This is a “taint” that, as ISS recognized, may extend to others at Sarissa, including Sarissa’s nominee Patrice Bonfiglio due to her role as Denner’s colleague and Sarissa’s President. ISS noted3:

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“Denner served on the board of Biogen until earlier in June 2023, when he resigned from the board4 and reportedly arranged to have his seat occupied by his romantic partner – a fact that was not promptly disclosed to Biogen shareholders. One of the motivations for Denner’s resignation may have been to avoid the conflict of interest that could result from the contentious commercial relationship between Biogen and Alkermes. Unfortunately, Denner’s decision to replace himself with a close affiliate does little to mitigate the potential conflict of interest. Further, this approach raises questions about Denner’s judgment and commitment to the fiduciary duty to put ALKS shareholders’ interests above his own. This taint may also be deemed to extend to Bonfiglio due to her role as Denner’s colleague and Sarissa’s President.”

The Company believes these concerning actions taint Sarah Schlesinger as well, given her close affiliation with Sarissa over many years, including her current service on the boards of Armata Pharmaceuticals and Innoviva as a designee of Sarissa. In fact, Alex Denner and Sarissa have been affiliated with every company on whose board of directors Schlesinger has served and currently serves. Though ISS overlooked Schlesinger’s appointment to the Innoviva board in 2018 pursuant to an agreement with Sarissa5, ISS acknowledged “questions about [Sarah] Schlesinger’s suitability” for the Alkermes Board, including her significant overlap of board service with Sarissa:

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“Although she does not work for Sarissa, Schlesinger serves on the board of Armata Pharmaceuticals alongside a Sarissa Managing Director (Odysseas Kostas). Additionally, she joined the boards of ARIAD Pharmaceuticals in 2013, a year before Denner became chairman, and The Medicines Company in 2018, when Denner was already chairman.”

ISS also failed to appreciate that, unlike Dr. Richard Gaynor, Sarah Schlesinger does not possess skills or experiences relevant to Alkermes’ business or strategy. Schlesinger is an immunologist and associate professor of clinical investigation with experience primarily in HIV vaccine trials. By contrast, Dr. Gaynor is a seasoned R&D executive with global industry and biopharmaceutical research and development experience across multiple therapeutic disciplines, including neuroscience and oncology. He is currently the President and Head of Research and Development of BioNTech US, and formerly served as a professor of medicine and microbiology at the University of Texas Southwestern Medical Center and as Senior Vice President, Global Oncology Clinical Development and Medical Affairs at Eli Lilly & Co. and a member of Eli Lilly’s R&D portfolio review committees. Dr. Gaynor’s experiences are invaluable to the Board in its considerations of R&D capital allocation, portfolio strategy, and operational matters.

The Board Recommends Shareholders Vote FOR its Seven Board Nominees Using Company’s White Proxy Card Today

The Board has nominated seven director nominees for re-election to the Board at the Annual Meeting: Emily Peterson Alva, Shane M. Cooke, Richard B. Gaynor, M.D., Cato T. Laurencin, M.D., Ph.D., Brian P. McKeon, Richard F. Pops and Christopher I. Wright, M.D., Ph.D. The Board recommends that shareholders vote ‘FOR’ all seven of the Board’s director nominees using the WHITE proxy card.

The Company’s proxy statement and other important information and resources related to the Annual Meeting can be found at www.AlkermesValue.com.

There are three easy ways for shareholders to vote:

BY INTERNET	BY TELEPHONE	BY MAIL
Visit the website shown on the Company's WHITE proxy card	Dial the toll-free number shown on the Company's WHITE proxy card (available 24/7)	Mark, date, sign and return the Company's WHITE proxy card in the postage-paid envelope provided

If shareholders have any questions about how to vote, or need assistance in voting, they should contact the firm assisting Alkermes with the solicitation of proxies for the Annual Meeting:

Innisfree M&A Incorporated

Toll-Free at (877) 750-8334 (toll-free for those calling from the U.S. and Canada) or

+1 (412) 232-3651 (for those calling from outside the U.S. and Canada)

To learn more about Alkermes’ Board nominees, business strategy, and strong recent performance, shareholders may visit www.AlkermesValue.com.

About Alkermes plc

Alkermes plc is a fully-integrated, global biopharmaceutical company developing innovative medicines in the fields of neuroscience and oncology. The Company has a portfolio of proprietary commercial products focused on alcohol dependence, opioid dependence, schizophrenia and bipolar I disorder, and a pipeline of product candidates in development for neurological disorders and cancer. Headquartered in Dublin, Ireland, Alkermes has a research and development (R&D) center in Waltham, Massachusetts; a research and manufacturing facility in Athlone, Ireland; and a manufacturing facility in Wilmington, Ohio. For more information, please visit Alkermes’ website at www.alkermes.com.

Forward-Looking Statements

Certain statements set forth in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, but not limited to, statements concerning the Company’s expectations concerning its future financial and operating performance, business plans or prospects, including its ability to execute on its strategy and create and deliver growth and shareholder value and its ability to achieve long-term profitability. The Company cautions that forward-looking statements are inherently uncertain. The forward-looking statements are neither promises nor guarantees and they are necessarily subject to a high degree of uncertainty and risk. Actual performance and results may differ materially from those expressed or implied in the forward-looking statements due to various risks and uncertainties, including that the Company may not be able to achieve long-term profitability or its profitability targets in a timely manner or at all; the results of the Company’s development activities may not be positive, or predictive of final results from such activities, results of future development activities or real-world results; the FDA or regulatory authorities outside the U.S. may not agree with the Company’s regulatory approval strategies or components of the Company’s marketing applications; the FDA or regulatory authorities outside the U.S. may make adverse decisions regarding the Company’s products; the Company and its licensees may not be able to continue to successfully commercialize their products or support revenue growth from such products; the Company’s products may prove difficult to manufacture, be precluded from commercialization by the proprietary rights of third parties, or have unintended side effects, adverse reactions or incidents of misuse; and those risks and uncertainties described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended Dec. 31, 2022 and in subsequent filings made by the Company with the U.S. Securities and Exchange Commission (SEC), which are available on the SEC’s website at www.sec.gov. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Except as required by law, the Company disclaims any intention or responsibility for updating or revising any forward-looking statements contained in this press release.

Important Additional Information and Where to Find It

The Company has filed its definitive proxy statement, accompanying WHITE proxy card and other relevant documents with the SEC in connection with the solicitation of proxies for the Annual Meeting. BEFORE MAKING ANY VOTING DECISION, SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY AMENDMENTS AND SUPPLEMENTS THERETO, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders will be able to obtain a copy of the definitive proxy statement and other documents filed by the Company with the SEC free of charge from the SEC’s website at www.sec.gov. In addition, copies will be available at no charge by visiting the “Investors” section of the Company’s website at www.alkermes.com, as soon as reasonably practicable after such materials are filed with, or furnished to, the SEC.

Contacts:

For Investors: Sandy Coombs, +1 781 609 6377

For Media: Katie Joyce, +1 781 249 8927

Or

FGS Global

Chris Kittredge / Zachary Tramonti

alkermes@fgsglobal.com

1 Permission to use quotations neither sought nor obtained.

2 https://investor.alkermes.com/news-releases/news-release-details/alkermes-announces-final-award-janssen-pharmaceutica-arbitration.

3 Permission to use quotations neither sought nor obtained.

4 Contrary to the ISS report, Alex Denner remains on the Biogen board of directors until Biogen’s 2023 annual meeting, scheduled for June 26, 2023.

5 https://www.prnewswire.com/news-releases/sarissa-capital-reconstitutes-innoviva-board-of-directors-300598040.html.